Alight Declares Quarterly Cash Dividend

Chicago, Ill., February 13, 2025 — Alight, Inc. (NYSE: ALIT or “Alight”), a leading cloud-based human capital and technology-enabled services provider, today announced that its Board of Directors declared a regular quarterly cash dividend of $0.04 per share on outstanding Class A Common Stock, payable on March 17th, 2025 to shareholders of record as of the close of business on March 3rd, 2025.

About Alight Solutions
Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations. Through the administration of employee benefits, Alight powers confident health, wealth, leaves and wellbeing decisions for 35 million people and dependents. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

Investors:
Jeremy Cohen
Investor.Relations@alight.com

Media:
Mariana Fischbach
Mariana.Fischbach@alight.com